EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-198688, No. 333-198687, No. 333-191123, No. 333-191122, No. 333-190495, No. 333-186976, No. 333-179782, No. 333-174943, No. 333-174942, No. 333-170933, No. 333-168296, No. 333-166712, No. 333-163853, No. 333-161808, No. 333-161806, No. 333-149417, No. 333-149416, No. 333-147125, No. 333-147124, No. 333-145046, No. 333-145044, No. 333-140917, No. 333-138422, No. 333-132226, No. 333-127322, No. 333-126581, No. 333-120999, No. 333-118093, No. 333-118088, No. 333-118067, No. 333-112596, No. 333-109914, No. 333-104137, No. 333-39105, No. 333-46492, No. 333-54426, No. 333-56781, No. 333-60828, No. 333-66067, No. 333-76995, No. 333-79675, No. 333-80227, No. 333-81635, No. 333-83770, No. 333-89948, and No. 333-93497), and the Registration Statement on Form S-4 (No. 333-62694) of Yahoo! Inc. of our report dated September 17, 2014 relating to the consolidated financial statements of Yahoo Japan Corporation and its consolidated subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to: 1) a subsequent event concerning the termination of the purchase of shares of eAccess Ltd.; 2) the differences between accounting principles generally accepted in Japan and accounting principles generally accepted in the United States of America; 3) the fact that we did not audit, review or compile the consolidated financial statements as of and for the year ended March 31, 2013; and 4) the translation of Japanese Yen amounts into U.S. dollars), appearing in this Amendment No. 1 to the Annual Report on Form 10-K of Yahoo! Inc. for the year ended December 31, 2013.

/s/ Deloitte Touche Tohmatsu LLC

Tokyo, Japan
September 17, 2014